EXHIBIT 99.1

                                  NEWS RELEASE

For Immediate Release:
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Contact:    Andy Beindorf, President  & CEO
            Telephone: (772) 563-2329


INDIAN RIVER BANKING COMPANY ANNOUNCES FIRST CASH DIVIDEND

(Vero Beach, FL - Oct. 16, 2003) Indian River Banking Company President and CEO, Andy Beindorf, today announced the first ever cash dividend of the company during its 18 year history.

At its October 15th meeting, the banking company's board of directors approved a $0.50 per share cash dividend. The dividend will be paid November 17, 2003 to all shareholders of record at the close of business on October 31, 2003.

"Our board was extremely pleased to announce the company's first cash dividend ever", said Beindorf. "The bank's growth and profits, even during an economic recession, and at a time of significant interest rate compression, is a testimony to the strength and stability of the bank", according to Beindorf. "This also speaks well of the local economy in Brevard and Indian River county and our strategy to meet the needs of the local marketplace. Our growth during this period was unprecedented and we are delighted to be able to reward our stockholders with this dividend," Beindorf added.

Total assets of the banking company's primary subsidiary, Indian River National Bank (IRNB), were $518 million at September 30, 2003, a 22 % increase from the $427 million in assets reported on September 30, 2002. Beindorf indicated that the company's rapid growth was largely due to the Bank's commitment to development of business and personal core relationship deposit accounts in primary market areas, plus the opening of a new branch in Brevard County during the first quarter of 2003. "Plans for continued growth and expansion of our franchise, are anticipated", said Beindorf.

IRNB, the primary subsidiary of Indian River Banking Company, was founded in 1985 and is one of Florida's fastest growing community banks. With more than $500 million in assets, the locally owned independent bank serves Indian River and Brevard Counties with 8 offices from Vero Beach to Rockledge. IRNB specializes in small business banking, in addition to traditional banking services. Financial services offered include consumer, commercial and residential lending, as well as internet banking. Further information is available at www.irnb.com .

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